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                                                                 Exhibit 10.51



                                   January 1, 1997

Larry Bymaster
2987 Calle Frontera
San Clemente, CA 92673

    Re:  EMPLOYMENT TERMS

         Dear Larry:

         _This will confirm our understanding with respect to your employment with Xytronyx, Inc. (the "Company").

         _The term of your employment shall be for a period of up to two years beginning on the date first set forth above (the "Commencement Date"). During your employment from the Commencement Date until December 31, 1997, you shall be paid a salary of $187,000 per annum, and during your employment from January 1, 1998 until December 31, 1998, you shall be paid a salary of $100,000 per annum, in each case subject to a Consultancy Offset and the other terms and conditions described below.

         _The Company agrees that during your employment with the Company you shall be entitled to provide outside consultancy services that do not in any way compete with the Company or conflict with your obligations as an employee of the Company. To the extent that your income from any such consultancy exceeds $187,000 during any calendar year of your employment with the Company, your salary shall be reduced by such excess amount (a "Consultancy Offset"). You agree to provide the Company with all information in connection with any such consultancy as the Company shall reasonably request, including documentation to confirm any income you earned in respect thereof. If you obtain outside employment other than with the Company prior to December 31, 1998, your employment with the Company shall terminate and you shall be entitled to no further benefits from the Company.

         _On the date of the Company's first Board meeting following your execution of this letter, you shall be granted Options to purchase 25,000 shares of the Company's common stock at the fair market value on the date of issuance, exercisable for 7 years and vesting bi-annually over a period of two years. In addition, to the extent permitted by applicable law, all of your current options shall vest 100% upon the termination of your employment with the Company and shall remain exercisable for the duration of their term.

         _You agree that as a condition to your employment, you shall be available for special projects and such other duties as may be reasonably requested by the Chairman or Board of Directors of the Company; provided, however, that in no event will the Company require you to work more than 30 hours per week. You shall be reimbursed for your reasonable expenses performed in connection with your employment in accordance with Company policies in effect from time to time
_

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         This letter contains and constitutes the entire agreement between ourselves canceling and superseding any prior understandings and agreements; provided, however, that you agree to enter into such other agreements with the Company, including Confidentiality Agreements, NonCompete Agreements and other customary agreements, as may be reasonably requested by the Company. [The employment terms described in this letter shall be effective upon the approval of the Company's Board at its first meeting following your execution of this letter.]

                                            Very truly yours,

                                            Xytronyx, Inc.


                                            By:
                                               --------------------
                                               H. Laurence Shaw
                                               Chairman and CEO

Agreed and Accepted:


-----------------------
Mr. Larry Bymaster